	FOR:	International Speedway Corporation

	CONTACT:	Wes Harris Senior Director, Corporate and Investor Communications (386) 947-6465
FOR IMMEDIATE RELEASE

INTERNATIONAL SPEEDWAY PROVIDES 2009 FINANCIAL GUIDANCE

˜ Reiterates 2008 Full Year Financial Guidance ˜

     DAYTONA BEACH, Fla. — December 10, 2008 — International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) today reiterated financial guidance for fiscal 2008 and provided formal financial guidance for the fiscal year ending November 30, 2009.

     “The 2008 NASCAR season featured many highlights, most notably the 50th running of the Daytona 500 and Jimmie Johnson clinching his historic third consecutive NASCAR Sprint Cup Championship at Homestead-Miami Speedway,” said ISC President Lesa France Kennedy. “Millions of fans were treated to exciting on-track competition that is a hallmark of the sport and we were pleased with the television viewership increase posted by all three of NASCAR’s national touring series.”

     Ms. France Kennedy continued, “While there were many positives during 2008, the season also had its share of challenges. The economic downturn had a noticeable affect on attendance-related revenues for the Company. Hospitality and sponsorship spending by our corporate partners was also affected, although to a lesser extent. Given the continued difficult macroeconomic backdrop, we anticipate facing similar challenges in 2009.”

     Fortunately, ISC is in good financial shape to weather the economic downturn. We are the leading promoter of the premier sports property NASCAR, which boosts 75 million plus fans. Also, we offer companies a nationwide platform with prominent events in every month of the race season that allows them to reach the most brand loyal fans in all of sports.”

FULL YEAR 2008 FINANCIAL OUTLOOK

     The Company continues to anticipate its 2008 full year total revenues will range between $780 million and $785 million, and non-GAAP earnings of between $2.80 and $2.85 per diluted share.

     The earnings guidance excludes the impact of accelerated depreciation for certain office and related buildings in Daytona Beach; impairment charges of long-lived assets associated with the fill removal process at its Staten Island property and the net book value of certain assets retired from service; a tax benefit associated with certain restructuring initiatives; a non-cash charge to correct the carrying value of certain other assets; and, an allowance against advances associated with our joint venture project in Kansas for the development of a gaming and entertainment destination.

FISCAL 2009 FINANCIAL OUTLOOK

Revenues and Earnings Per Share

     For the twelve months ending November 30, 2009, ISC anticipates total revenues for the full year will range between $745 million and $765 million. Full year earnings are expected to range between $2.35 and $2.45 per diluted share, with the Company currently more comfortable at the low end of the earnings range. This earnings guidance excludes the impact of accelerated depreciation for certain office and related buildings in Daytona Beach, which is expected to be recorded during the first and second quarters of fiscal 2009.

Major Event Schedule Comparison

	First Quarter		Second Quarter		Third Quarter		Fourth Quarter		Full Fiscal Year
Series Name	2008	2009	2008	2009	2008	2009	2008	2009	2008	2009
NASCAR Sprint Cup	4	4	5	5	6	5	6	7	21	21
NASCAR Nationwide	2	2	4	4	6	5	4	5	16	16
NASCAR Camping World(1)	2	2	2	2	1	2	4	4	9	10
IRL IndyCar	0	0	2	1	2	3	1	1	5	5
ARCA RE/MAX	1	1	1	1	1	2	2	1	5	5
Grand-Am Rolex Sports Car	1	1	1	0	4	4	0	1	6	6
AMA Superbike/Supercross	0	0	3	3	0	0	0	0	3	3
	10	10	18	16	20	19	17	20	65	66

(1) Titled the NASCAR Craftsman Truck Series in 2008.

Core Operations

     ISC continues to enjoy solid consumer and corporate demand for its schedule of events, but in light of the current macroeconomic environment the Company is projecting:

  Attendance-related revenues, including admissions, and food, beverage & merchandise, to be down in the mid- to high single digits on a percentage basis as compared to estimated fiscal 2008; and,
  Other motorsports-related revenues (not including domestic television and ancillary media right which is discussed below), which is primarily comprised of sponsorship, hospitality, advertising and other related revenues, to be down in the mid-single digits compared to 2008.
  Partially offsetting the decrease is the domestic television and ancillary media rights fees revenue which will increase approximately 2.5 percent compared to 2008.

     In response to this lower revenue outlook, ISC is aggressively managing controllable expenses with ongoing cost containment initiatives. The Company is balancing any cost containment initiatives with the risk of damaging the quality of the guest experience, which would have a detrimental affect on ticket renewals and customer retention.

Margins

     ISC is projecting its collective 2009 controllable event and administrative expenses will be flat year-over-year and EBITDA margins to be comparable with 2008.

	Quarter Ending 02/28/09	Quarter Ending 05/31/09	Quarter Ending 08/31/09	Quarter Ending 11/30/09	Year Ending 11/30/09

EBITDA (1)	42% - 43%	33% - 34%	33% - 34%	38% - 39%	37% - 38%
Operating	32% - 33%	23% - 24%	23% - 24%	30% - 31%	27% - 28%

(1)     EBITDA is a non-GAAP financial measure used by the Company as an important indicator of its operating margin. It is defined as earnings before interest, taxes, depreciation and amortization.

Other Items

     The Company’s full year earnings guidance includes a number of significant assumptions that are subject to change depending on the availability of financing on acceptable terms. Specifically, ISC has assumed it will have the ability to refinance its $150 million in Senior Notes prior to their maturity in April 2009, at a blended rate of no more than 8.5 percent for a term of 10 years. Given the anticipated refinancing, the Company is assuming it will fund from operating cash flow between $65 million and $70 million for capital spending at its existing facilities and a similar amount for open market share repurchases. Lastly, the projections do not anticipate cash inflows from the sale of ISC’s Staten Island property or a settlement in the ongoing appeals process with the IRS.

     At the beginning of October, taking into consideration of the uncertainty in the credit markets, the Company drew down $150 million from its revolving credit facility (the “Revolver”) to ensure its ability to meet the Senior Notes maturity in April. In a scenario where ISC cannot secure terms for an acceptable long term financing in early 2009, it will use its Revolver capacity to bridge to a more favorable credit market or, in a worse case, utilize operating cash flow to pay down the balance on the Revolver. In such a scenario, the Company will decrease spending at its existing facilities to approximately $50 million, which is the minimum amount of investment necessary for maintenance capital expenditures, safety and regulatory requirements, and preserving the guest experience at its events. Also, ISC would be very limited in its ability to buyback shares through its share repurchase program.

     It is important to note that the $65 million to $70 million capital expenditure estimate does not include approximately $15 million in 2009 spending for ISC’s joint venture for the development of Daytona Live!, a retail, entertainment, office and residential project near Daytona International Speedway. The office building phase of Daytona Live!, which is fully financed, is under construction with a scheduled opening in the latter part of the 2009 fourth quarter.

     In addition, the Company’s capital expenditures guidance does not include any spending for its 50/50 joint venture to develop a Hard Rock Hotel & Casino adjacent to Kansas Speedway. The joint venture, in September, was awarded the casino management contract for Wyandotte County, Kansas, by the Kansas Lottery Gaming Facility Review Board. However, on December 5, 2008, the joint venture withdrew its application for Lottery Gaming Facility Manager for the Northeast Kansas gaming zone due to the uncertainty in the global financial markets and the expected inability to debt finance the full project at reasonable rates.

     Once the Kansas Lottery Commission re-opens the bidding for the Northeast zone, the joint venture will re-apply with a proposal that factors in phasing in the non-gaming components of the development. At this point, the Company does not have clarity as to when the Kansas Lottery Commission will begin accepting bids or the timetable for the selection process.

     Ms. France Kennedy concluded, “A benefit of being in business for more than 50 years is that the Company and the sport have persevered through many challenging economic periods. One key to our continued success has been our execution of a proven long-term business plan supported by a strong financial profile. While we will continue to keep a close eye on national economic trends and their impact on consumer and corporate spending, we remain confident that we will get through these times as a stronger, better operated company.”

CONFERENCE CALL DETAILS

     The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern Time. To participate, dial toll free (888) 694-4641 five to ten minutes prior to the scheduled start time and request to be connected to the ISC financial guidance call, identification number 76108412. A live Webcast will also be available at that time on the Company's Web site, www.iscmotorsports.com, under the "Investor Relations" section.

     A replay will be available two hours after the end of the call through midnight Wednesday, December 24, 2008. To access, dial (800) 642-1687 and enter the code 76108412, or visit the “Investor Relations” section of the Company’s Web site.

     International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation’s major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the Daytona 500® ); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York.

     The Company also owns and operates MRN® Radio, the nation's largest independent sport radio network; the Daytona 500 ExperienceSM, the “Ultimate Motorsports Attraction” in Daytona Beach, Florida, and official attraction of NASCAR® ; and Americrown Service CorporationSM, a subsidiary that provides catering services, food and beverage concessions, and produces and markets motorsports-related merchandise. In addition, ISC has an indirect 50 percent interest in Motorsports Authentics® , which markets and distributes motorsports-related merchandise licensed by certain competitors in NASCAR racing. For more information, visit the Company's Web site at www.iscmotorsports.com.

Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward-looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

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